Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Offering Statement on Form S-1 of our report dated June 7, 2019, except for Note 14, as to which date is August 30, 2019 relating to the consolidated financial statements of LMP Automotive Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2018

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

December 4, 2019